UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2011

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	001-34198	Not Applicable
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

2838 Bovaird Drive West
Brampton, Ontario, L7A 0H2, Canada
(Address of Principal Executive Offices)

(905) 455-1990
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01.     OTHER EVENTS.

On May 2, 2011, SunOpta Inc. (the “Company”) issued a press release announcing the sale of its frozen fruit processing assets in Rosarito, Mexico and Irapuato, Mexico (the “Sale Transaction”) to Fruvemex Mexicali, S.A. de C.V. (“Fruvemex”) for a purchase price of $3.15 million. The Company received an initial installment of $750,000 at the closing of the Sale Transaction and the balance will be paid via a series of installments over the next year. The processing assets form part of the SunOpta Fruit Group, and more specifically, the SunOpta Fruit Specialties frozen fruit operations, which supply frozen strawberries and other fruit products in Individually Quick Frozen and other packaging formats to retail, foodservice and industrial customers in the United States and certain international markets. As part of the Sale Transaction the Company entered into a strategic raw material supply agreement with Fruvemex who will supply strawberry and other fruit products to the Company, in addition to a market value lease for Fruvemex’s use of the land and buildings in Irapuato which remain the property of the Company.

Fruvemex is a privately owned Mexican entity headquartered in Mexicali, Mexico. The business has deep roots in frozen, refrigerated and dehydrated fruit and vegetable products including strawberries, mango, melons, hot peppers, bell peppers, tomatoes, onions and salsas and has been a supplier to the Company for several years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

By	/s/ John Dietrich
John Dietrich
Vice President, Corporate Development
and Secretary

Date	May 3, 2011